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                                                                    Exhibit 23.2


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectuses of Arch Wireless, Inc. (the "Company") for the registration of $500,000,000 of common stock, preferred stock, debt securities or warrants and to the incorporation by reference therein of our report dated May 3, 2000, except for Notes 1 and 2, as to which the date is September 7, 2000, with respect to the consolidated financial statements and schedules of Paging Network, Inc. included in the Company's current report on Form 8-K filed with the Securities and Exchange Commission on November 14, 2000, as amended by Form 8-K/A filed with the Securities and Exchange Commission on or about February 9, 2001.


                                             /s/ Ernst & Young LLP

Dallas, Texas
February 9, 2001